EXHIBIT 5.1

April 1, 2004

The St. Paul Travelers Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Re:    The St. Paul Travelers Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        I am Senior Vice President and Corporate Secretary of The St. Paul Travelers Companies, Inc., a Minnesota corporation (the "Company"), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 relating to the offering by the Company of up to 55,041,800 shares of common stock, without par value, of the Company pursuant to the Travelers Property Casualty Corp. 2002 Stock Incentive Plan, including the related Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors, and the Travelers 401(k) Savings Plan (each, a "Plan"), and the related plan interest in the Travelers 401(k) Savings Plan. The Plans were assumed by the Company pursuant to the Agreement and Plan of Merger dated as of November 16, 2003, as amended from time to time (the "Merger Agreement"), by and among the Company, Travelers Property Casualty Corp. and Adams Acquisition Corp. I have examined the Company's Amended and Restated Articles of Incorporation, its By-Laws, the Plans and such other documents, including the Merger Agreement, and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

        1.     The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

        2.     The Company has duly authorized the issuance of the shares of Common Stock.

        3.     The shares of Common Stock that may be issued in accordance with the terms and provisions of the respective Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.

Very truly yours,
/s/ BRUCE A. BACKBERG
Bruce A. Backberg Senior Vice President and Corporate Secretary